EXHIBIT 10.3

INSIGNIA SYSTEMS, INC.

2013 EXECUTIVE OFFICER INCENTIVE BONUS PLAN

1.        Purpose. The purpose of this Plan is to assist the corporation in retaining and motivating certain officers of the corporation for the benefit of the corporation and its shareholders.

2.        Eligibility. The employees eligible to participate in this Plan are the individuals employed in the following positions as of the date of adoption of the Plan:

•	President and Chief Operating Officer
•	Chief Financial Officer

An eligible employee must be employed on December 31, 2013 to earn a bonus, except as provided under section 10 below.

3.        Duration of Plan. This Plan shall be effective for the corporation’s fiscal year ending December 31, 2013.

4.        Bonus Amounts. Each eligible employee may earn a bonus in 2013, equal to a specified percentage of his then base salary as of December 31, 2013, based upon the amount of POPS revenue and corporate operating income, earned by the Company in 2013. The calculation of corporate operating income shall be exclusive of any non-recurring items, as approved by the Compensation Committee.

Attached is a schedule showing different tiers of bonus levels, and the minimum amounts of POPS revenue and corporate operating income required to earn the bonus payable at each tier. If the amount of POPS revenue and/or corporate operating income earned by the Company in 2013 increases above the minimum amounts required for any tier, but does not reach the minimum amounts required for the next tier, the bonus percentages payable within such tier shall increase proportionately.

5.        Calculation and Approval of Bonuses. Bonus amounts shall be calculated by the corporation’s CFO based on the accounting methods and procedures used in preparing the corporation’s audited financial statements for 2013.

All bonus calculations shall be reviewed and approved by the Compensation Committee prior to payment. The Compensation Committee retains sole and absolute discretion to increase, decrease or otherwise modify any bonus payable to any eligible employee.

6.        Payment of Bonuses. Earned bonuses shall be paid as soon as administratively feasible after December 31, 2013. All payments shall be reduced by applicable withholdings.

7.        Non-Assignability. An eligible employee may not assign or transfer his right to payment under this Plan, except to his heirs in the event of his death after December 31, 2013 and prior to payment, and his right to payment may not be attached by his creditors.

8.        No Continued Employment. Nothing contained in this Plan shall be construed as guaranteeing continued employment to any eligible employee.

9.        Administration. The Plan shall be administered by the Compensation Committee, which shall have the authority to construe and interpret the Plan, and determine amounts payable under the Plan.

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10.      Change of Control. Should a change of control occur, as defined in any change of control or similar agreement between the corporation and the executive, and there is a subsequent termination of employment triggering the corporation’s obligations under that change of control agreement, the eligible employee will be entitled to receive a pro-rata portion of the amount of bonus that would be paid if the year-to-date financial performance were extrapolated for the year based upon that information and the prospects for the balance of the fiscal year as the Compensation Committee will determine.

SCHEDULE

	POPS Revenue-Based Bonus
Bonus Tier	Minimum POPS Revenue	Bonus as Percentage of Salary
Minimum	approx. 87% of Target	7.0%
Plan	100% of Target	12.0%
Exceed	approx.109% of Target	20.0%
Significantly Exceed	approx. 117% of Target	40.0%

	Corporate Operating Income-Based Bonus
Bonus Tier	Minimum Corporate Operating Income	Bonus as Percentage of Salary
Minimum	40% of Target	5.0%
Plan	100% of Target	10.0%
Exceed	160% of Target	20.0%
Significantly Exceed	200% of Target	30.0%

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